Exhibit 10.13
MINIMED GROUP, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Adopted and approved March 6, 2026
This Non-Employee Director Compensation Policy (this “Policy”) sets forth the compensation for members of the Board of Directors (the “Board”) of MiniMed Group, Inc. (the “Company”) who are not-then serving as employees of (i) the Company or (ii) Medtronic plc (“Medtronic”) (for so long as Medtronic beneficially owns a majority of the voting power of the Company’s outstanding shares of common stock), in each case including any of their respective subsidiaries or affiliates (each, a “Non-Employee Director”).
Each Non-Employee Director shall receive (i) an annual cash retainer (an “Annual Cash Retainer”) and (ii) an annual grant of restricted stock units (an “Annual RSU Award”) granted under the MiniMed Group, Inc. 2026 Long Term Incentive Plan (the “Plan”), as described below. Unless otherwise defined herein, capitalized terms used in this Policy shall have the meaning given such term in the Plan.
1.ANNUAL CASH RETAINER
Unless otherwise determined by the Board, the Nominating and Corporate Governance Committee of the Board (the “Committee”) or any other committee designated by the Board, the annual cash compensation payable to the Non-Employee Directors shall consist of the following:
•Each Non-Employee Director shall receive a $70,000 Annual Cash Retainer.
•Any Non-Employee Director who serves as the non-executive chair of the Board shall receive an additional $70,000 Annual Cash Retainer.
•Any Non-Employee Director who serves on a committee of the Board shall receive an additional Annual Cash Retainer in the applicable amount set forth below:

Chair, Audit Committee	$25,000
Chair, Compensation and Talent Committee	$20,000
Chair, Nominating and Corporate Governance Committee	$15,000
Member, Audit Committee	$12,500
Member, Compensation and Talent Committee	$10,000
Member, Nominating and Corporate Governance Committee	$7,500
•A Non-Employee Director serving as chair of a committee shall receive only the applicable additional Annual Cash Retainer for service as chair and shall not receive any additional Annual Cash Retainer for service as a member of the same committee.
•The Annual Cash Retainer shall be paid in arrears in quarterly installments.
2.ANNUAL RSU AWARD
•Each Non-Employee Director shall receive an Annual RSU Award with a grant date target value of $250,000.

•The Annual RSU Award shall be granted on the date of the Company’s annual shareholder meeting, unless otherwise determined by the Board, the Committee, or any other committee designated by the Board.
•The Annual RSU Award shall vest on the one-year anniversary of the grant date, subject to the Non-Employee Director’s continued service on the Board through such date.
•The remaining terms and conditions of each Annual RSU Award shall be as set forth in a written award agreement in a form adopted by the Board from time to time.
3.GENERAL
•For the avoidance of doubt, no member of the Board shall be eligible to receive any compensation under this Policy, including any cash retainers or equity awards, for any period during which such member is then-serving as an employee of the Company or Medtronic (for so long as Medtronic beneficially owns a majority of the voting power of the Company’s outstanding shares of common stock), in each case including any of their respective subsidiaries or affiliates.
•If a Non-Employee Director begins or ends service other than on the first or last day of a fiscal quarter, the Annual Cash Retainer (including any additional committee or chair retainer) otherwise payable for that quarter shall be prorated based on the number of days served during the quarter divided by the total number of days in the quarter.
•If a Non-Employee Director begins or ends service during the one-year period following the grant date of an Annual RSU Award, the portion of the Annual RSU Award that vests shall be prorated based on the number of days served during such one-year period divided by three hundred sixty-five (365). Any portion of the Annual RSU Award that does not vest as a result of such proration shall be forfeited without consideration and shall revert to the Company in accordance with the applicable award agreement. The Company shall settle any vested portion of the Annual RSU Award in shares of the Company’s common stock in accordance with the terms of the Plan.
•It is intended that this Policy and all payments hereunder either be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Policy shall be interpreted accordingly. In no event shall the Company reimburse any Non-Employee Director for taxes or other costs incurred under Section 409A. For purposes of Section 409A, each payment under this Policy shall be treated as a separate payment.
•Each Non-Employee Director shall be solely responsible for any taxes arising from the Annual Cash Retainer and the Annual RSU Award granted to such Non-Employee Director under this Policy.
•Each Non-Employee Director is expected to comply with the Company’s stock ownership guidelines for Non-Employee Directors, as in effect from time to time.
•The Board, the Committee, or any other committee designated by the Board may amend, suspend, or terminate this Policy at any time.
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